UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD CONNECTICUT 06902

March   , 2017

DEAR CRANE CO. STOCKHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of Stockholders of Crane Co., at 10:00 a.m., Eastern Daylight Time, on Monday, April 24, 2017 in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2016 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2017.

THIS PROXY STATEMENT AND THE 2016 ANNUAL REPORT TO STOCKHOLDERS
ARE AVAILABLE AT
WWW.CRANECO.COM/AR

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2017

March   , 2017

To the Stockholders of Crane Co.:

THE ANNUAL MEETING OF STOCKHOLDERS OF CRANE CO. will be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut on Monday, April 24, 2017 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To consider and vote on a proposal to approve amendments to the Company’s Certificate of Incorporation to declassify the Board of Directors;
2.	To elect three directors to serve for one-year terms until the Annual Meeting of Stockholders in 2018 (or, if the proposal to declassify the Board of Directors is not adopted, to serve for three-year terms until the Annual Meeting of Stockholders in 2020);
3.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2017;
4.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers;
5.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the frequency with which the Company will ask stockholders to approve the compensation paid to certain executive officers; and
6.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 28, 2017 as the record date for the meeting. Stockholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of stockholders as of the record date will be open to the examination of any stockholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE CONTACT THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902, OR BY EMAIL TO ADUPONT@CRANECO.COM.

CRANE CO.
100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2017

QUESTIONS AND ANSWERS ABOUT
THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?

Crane Co. is sending this Proxy Statement and form of proxy card, together with its Annual Report, to you and all of our stockholders, to ask you to appoint proxies to represent you at the Annual Meeting of Stockholders on April 24, 2017. This Proxy Statement and enclosed form of proxy are first being sent to stockholders on or about March   , 2017.

If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled. In order to avoid unnecessary expense, the Board of Directors of the Company is asking you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting, and voted according to your instructions.

Unless you expect to attend the meeting in person, please sign, date and return the enclosed proxy in the envelope provided, or use the internet address or the toll-free telephone number on the proxy card. Please return your proxy promptly to ensure that your shares are voted at the meeting, no matter how large or how small your holdings may be.

What is the agenda for the Annual Meeting?

At the Annual Meeting, stockholders will vote on five matters:

(1)	a proposal to approve amendments to the Company’s Certificate of Incorporation to declassify the Board of Directors,
(2)	the nomination of each of E. Thayer Bigelow, Philip R. Lochner, Jr. and Max H. Mitchell to the Board of Directors,
(3)	a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2017,
(4)	a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers, and
(5)	a proposal to approve, by a non-binding advisory vote, the frequency with which we will ask stockholders to approve the compensation we paid to certain executive officers.

Our management will also make a brief presentation about the business of Crane Co., and representatives of Deloitte & Touche LLP will make themselves available to respond to any appropriate questions from the floor.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting, which means that if any such matter arises, the individuals named in the proxy will vote according to their best judgment.

How does the Board of Directors recommend that I vote?

The Board unanimously recommends that you vote for the proposal to declassify the Board; for each of the nominees for director; for ratification of the selection of Deloitte & Touche LLP to continue as our independent auditors; for the non-binding advisory vote regarding executive compensation; and in favor of annual votes by stockholders on executive compensation.

Who can attend the Annual Meeting?

Any stockholder of Crane Co., any past or present employee, and other invitees may attend the Annual Meeting.

Who can vote at the Annual Meeting?

Anyone who owned shares of our Common Stock at the close of business on February 28, 2017, the “Record Date,” is entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each share is entitled to one vote.

A complete list of stockholders as of the Record Date will be open to the examination of any stockholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

How many votes are required for each question to pass?

Approval of the proposal to declassify the Board requires the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares entitled to vote, voting together as a single class.

Nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting.

In the vote on the frequency with which we will ask stockholders to approve the compensation paid to certain shareholders, the alternative which receives the largest number of votes, even if not a majority, will be considered to be the recommendation of the stockholders.

Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

What are “Broker non-votes”?

Under the rules of the New York Stock Exchange, brokers holding shares for customers have authority to vote on certain matters even if the broker has not received instructions from the customer, but they do not have such authority as to other matters. For the questions on the agenda for this year’s Annual Meeting, member firms of the New York Stock Exchange may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the proposal to declassify the Board, the election of directors, the approval of the compensation paid by the Company to certain executive officers or the approval of the frequency of votes on executive compensation.

“Broker non-votes” are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under New York Stock Exchange rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the question.

What will be the effect of abstentions and broker non-votes?

Stockholders may abstain from voting on any proposal expected to be brought before the meeting.

Abstentions and broker non-votes will be equivalent to a vote against the proposal to declassify the Board.

Abstentions and broker non-votes will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. Abstentions are not treated as votes cast.

Abstentions and broker non-votes will have no effect on any of the other proposals, because they will not count as votes cast for or against the question and will not be included in calculating the number of votes necessary for approval.

What constitutes a quorum for the meeting?

According to the By-laws of Crane Co., a quorum for a meeting of stockholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were xx,xxx,xxx shares of common stock issued and outstanding, so at least xx,xxx,xxx shares must be represented at the meeting for business to be conducted. If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining. Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum.

Who will count the votes?

A representative of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

How can I cast my vote?

You can vote by completing and mailing the enclosed proxy. We ask you to mark your choices, sign, date and return the proxy as soon as possible in the enclosed postage prepaid envelope.

All stockholders of record, and many street name holders, can also give voting instructions at the website www.investorvote.com/cr using the instructions on the enclosed proxy card, or by touchtone telephone from the United States and Canada using the toll-free number listed on the proxy card, proving their identity by using the Personal Identification Number shown on the card. Both procedures allow stockholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded.

You can attend the Annual Meeting and vote your shares in person; if you do, you should bring the enclosed proxy card with you as proof of the number of shares you owned on the Record Date.

What if I submit a proxy but don't mark it to show my preferences?

If you return a properly signed proxy without marking it, it will be voted in accordance with the Board’s recommendations on all proposals.

What if I submit a proxy and then change my mind?

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation to the Corporate Secretary, or by submitting a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank or other custodian, you can revoke an earlier proxy only by following the custodian's procedures.

Who is paying for this solicitation of proxies?

Crane Co. will pay the cost of this solicitation of proxies for the Annual Meeting. In addition to soliciting proxies through the mail using this Proxy Statement, we may solicit proxies by telephone, facsimile, electronic mail and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged The Proxy Advisory Group, LLC to assist in this solicitation of proxies, and we have agreed to pay that firm $17,000, plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be asked to forward the proxy materials to the beneficial owners of the common stock they hold of record, and will be reimbursed for their reasonable expenses in forwarding such material.

Where can I learn the outcome of the vote?

The Corporate Secretary will announce the preliminary voting results at the meeting, and we will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the meeting.

How and when can I propose that an item be considered at next year’s Annual Meeting and included in next year’s proxy statement?

Appropriate proposals of security holders intended to be presented at the 2018 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November   , 2017. In addition, under the By-laws, if security holders intend to nominate directors or present proposals at the 2018 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 25, 2017 and no later than January 24, 2018. If we do not receive notice by that date, then such proposals may not be presented at the 2018 Annual Meeting.

ITEM 1: AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board of Directors adopted, subject to stockholder approval, amendments to Article V, Sections 2, 3 and 4 of the Company’s Certificate of Incorporation to effectuate the declassification of the Board of Directors, effective as of the Annual Meeting (the “Declassification Amendments”).

Description of the Proposed Declassification Amendments

Currently, the Certificate of Incorporation provides that the Board be divided into three classes with the number of directors in each class being as nearly equal as reasonably possible. Accordingly, approximately one-third of the directors are elected annually, each serving a three-year term.

The proposed Declassification Amendments provide that each director elected at each annual meeting of stockholders, beginning with the 2017 Annual Meeting, shall serve a one-year term expiring at the following annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. The proposed Declassification Amendments will not impact the terms of the current directors whose terms do not expire at the Annual Meeting. They will continue to serve the remainder of the three-year terms for which they were elected, which will expire at the annual meeting in 2018 or 2019, as applicable.

Accordingly, if the proposed Declassification Amendments are approved by stockholders, the directors whose terms expire at the Annual Meeting would be elected for a one-year term expiring at the 2018 annual meeting of stockholders. The directors who were elected at the 2015 annual meeting of stockholders, whose terms will expire in 2018, and the directors who were elected at the 2016 annual meeting of stockholders, whose terms will expire in 2019, will hold office until the end of their current terms and thereafter would be eligible for reelection for one-year terms. At and after the 2019 annual meeting of stockholders, the Board of Directors would be fully declassified, with each director to be elected annually, serving one-year terms. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Under Delaware law, directors of companies that have a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise. Delaware law provides that directors of companies that do not have a classified board may be removed with or without cause. Accordingly, if the proposed Declassification Amendments are approved, any director elected at or after the Annual Meeting may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class. The current directors whose terms do not expire at the Annual Meeting may only be removed with cause in accordance with the existing terms of the Certificate of Incorporation which requires the affirmative vote of the holders of at least two-thirds of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class.

Considerations and Reasons for the Proposed Declassification Amendments

In determining whether to submit to stockholders a Board Declassification Proposal, the Board considered arguments in favor of and against continuation of a classified board structure and determined that declassification of the Board, through approval of the Declassification Amendments, would be in the best interests of the Company and its stockholders.

Specifically, the Board recognizes that corporate governance standards have continued to evolve, resulting in a majority of S&P 400 companies having implemented annual director elections. Furthermore, a classified structure may appear to reduce director accountability to stockholders, since such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. For example, a number of pension funds have been submitting proposals to companies requesting that they take action to declassify their boards.

The Board is aware that certain stockholders may view that there are disadvantages to the Declassification Amendments. For example, a classified board structure can provide flexibility for increased board continuity and stability and may encourage directors to focus on the long term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors.

After considering the advantages and disadvantages, the Board believes that, on balance, the Declassification Amendments are in the best interests of the Company and its stockholders.

Text of the Proposed Amendments to the Certificate of Incorporation

The general description of the proposed Declassification Amendments set forth above is qualified in its entirety by reference to the complete text of the Declassification Amendments, which are marked to show the proposed changes, attached hereto as Appendix A to this proxy statement. If approved by stockholders, the Declassification Amendments will be effective upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware. The Company intends to file with the Secretary of State of the State of Delaware, as promptly as reasonably practicable following the Annual Meeting, an amended and restated certificate of incorporation (the “First Amended and Restated Certificate of Incorporation”), which consolidates and integrates the Declassification Amendments, together with all prior amendments on file with the Secretary of State of the State of Delaware, and deletes any provisions that are no longer applicable.

Conditional By-law Amendments

In connection with its approval in February 2017 of resolutions to amend the Certificate of Incorporation to declassify the Board, the Board of Directors also approved amendments to Article III, Sections 2, 3 and 4 of the Company’s By-laws to conform to the changes that would be made to the Certificate of Incorporation by the Declassification Amendments, if adopted by the stockholders. These amendments to the By-laws become effective following approval by the stockholders of Declassification Amendments and upon the effectiveness of the First Amended and Restated Certificate of Incorporation following filing with the Secretary of State of the State of Delaware. If stockholders do not approve the Declassification Amendments, the By-law amendments will not go into effect.

Required Vote

In accordance with the Certificate of Incorporation, adoption of this proposal requires the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares entitled to vote, voting together as a single class. Under Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and will have the same effect as a vote against the proposal.

The Board of Directors recommends that you vote FOR approval of the proposal to declassify the Board of Directors.

ITEM 2: ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members divided into three classes with staggered terms. At the Annual Meeting, three directors have been nominated for election. The Company is proposing amendments to the Company’s Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors. See “Item 1—Amendments to the Certificate of Incorporation to Declassify the Board of Directors.” If the proposal to declassify the Board is approved, the term of office of each director elected at the Annual Meeting will expire at the 2018 annual meeting of stockholders; however, if the proposal to declassify the Board is not approved, the term of office of each director elected at the Annual Meeting will expire at the 2020 annual meeting of stockholders, and in either case, until a successor is duly elected and qualified.

The terms of E. Thayer Bigelow, Philip R. Lochner, Jr. and Max H. Mitchell will expire at the time of the Annual Meeting, and the Board of Directors has nominated each of them for reelection by the stockholders.

The remaining directors who are not standing for election at the Annual Meeting will continue to serve for the remainder of the terms for which they were elected, which will expire at the 2018 or 2019 annual meeting of stockholders, as applicable, and until their successors are duly elected and qualified.

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the Company’s business and affairs. The Board has charged the Nominating and Governance Committee with responsibility for evaluating the mix of skills and experience of the Company’s directors and director nominees, as well as leading the evaluation process for the Board and its committees. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills and other personal qualities and attributes that enables the Board to perform its duties in a highly effective manner. The Nominating and Governance Committee also considers the Board’s overall diversity of experience, education, background, skills and attributes when identifying and evaluating potential director nominees.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the three nominees be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Nominees and Continuing Directors

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s:

•	Age as of February 28, 2017, the record date for the Annual Meeting,
•	Period of service as a Crane Co. director,
•	Position with Crane Co., if any, and business experience during at least the past five years,
•	Directorships in other public companies during at least the past five years, and
•	Areas of experience and qualifications that led the Nominating and Governance Committee and the Board to the conclusion that the individual should serve, or continue to serve, as a director of Crane Co.

Holdings of Crane Co. stock as of January 31, 2017 are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days and deferred stock units and restricted share units that will vest within 60 days.

No director beneficially owns more than 1% of the outstanding shares of common stock. For more information on shareholdings of directors and officers, please see “Beneficial Ownership of Common Stock by Directors and Management,” on page 47.

Common Shares Beneficially Owned
Nominees to be Elected for Terms to Expire in 2018 (or 2020, if shareholders do not approve the proposal to declassify the Board)

E. THAYER BIGELOW	48,764
Age 75; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) from 1998 to 2003. Prior finance positions of increasing responsibility at Time Inc. include VP—Treasurer and Chief Financial Officer, and executive leadership positions include Chief Operating Officer of Home Box Office, Inc., and President & Chief Executive Officer of Time Warner Cable Programming, Inc.

Other directorships: Huttig Building Products, Inc. from 1999 to 2015; Lord Abbett & Co. Mutual Funds since 1994 (Lead independent director, and Chairman 2013–2016) (Lord Abbett family of 42 mutual funds); Expo TV, Inc. since 2010.

Relevant skills and experience: operational and financial expertise gained by extensive experience as Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer and senior advisor to media and entertainment companies; expertise in management and governance matters gained as a director of public companies.

PHILIP R. LOCHNER, JR.	23,801
Age 73; Director since 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998, and Vice President, General Counsel and Secretary of Time Inc. prior to that. Mr. Lochner served as a Commissioner of the Securities and Exchange Commission from 1990 to 1991.

Other directorships: Clarcor Inc. since 1999; CMS Energy Corporation since 2005; Gentiva Health Services, Inc. from 2009 to 2015.
Relevant skills and experience: More than four decades of legal, regulatory, administrative and corporate governance experience gained as senior executive of various public companies (including certain responsibility for internal audit, shareholder relations, legal, public affairs, compensation and benefits, governance, real estate and other administrative matters); expertise in securities and disclosure matters gained as a Commissioner of the Securities and Exchange Commission; significant expertise in management and corporate governance matters gained as a director of public companies.

Common Shares Beneficially Owned
MAX H. MITCHELL	404,918
Age 53; Director since 2014. President and Chief Executive Officer of the Company since January 2014; President and Chief Operating Officer from January 2013 to January 2014; Executive Vice President and Chief Operating Officer from May 2011 to January 2013; Group President, Fluid Handling segment of the Company from 2005 to October 2012.

Other directorships: Lennox International, Inc. since 2016.
Relevant skills and experience: comprehensive knowledge of the Company’s culture and operations gained from successive positions as President of its Fluid Handling Group, its President and Chief Operating Officer and since January 2014 Chief Executive Officer.

Directors Whose Terms Expire in 2018

MARTIN R. BENANTE	4,030
Age 64; Director since 2015. Chairman of the Board, and Chief Executive Officer from 2000 to December 2013, of Curtiss-Wright Corporation, Charlotte, NC (supplier of highly engineered products and services to commercial, industrial, defense and energy markets) from 2000 to December 2013. Continued as Chairman of the Board to December 2014.

Other directorships: Curtiss-Wright Corporation from 1999 to 2015.
Relevant skills and experience: strategic, operational and managerial expertise gained through a more than 35-year career with a leading industrial manufacturer of highly engineered products in critical service applications, serving markets similar to those of the Company.

DONALD G. COOK	19,829
Age 70; Director since 2005. General, United States Air Force (Retired).
Other directorships: Burlington Northern Santa Fe Corporation from 2005 to 2010; Beechcraft LLC (formerly Hawker Beechcraft Inc.) from 2007 to 2014; USAA Federal Savings Bank since 2007; U.S. Security Associates, Inc. since 2011.

Relevant skills and experience: A highly decorated (retired) United States Air Force Four Star General whose commands included Air Education and Training at Randolph Air Force Base, a Flight Training Wing and two Space Wings, and service as a Legislative Liaison in the United States Senate Liaison Office, General Cook brings significant experience with organizational and intellectual capital matters, leadership and strategy.

R. S. EVANS	465,650
Age 72; Director since 1979. Non-executive Chairman of the Board of Crane Co. since 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001, Chairman and Chief Executive Officer of Medusa Corporation 1988–1999.

Other directorships: HBD Industries, Inc. since 1989; Huttig Building Products, Inc. from 1999 to 2015.
Relevant skills and experience: unique familiarity with the operations, history and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors, and expertise in corporate finance, acquisitions, and operations and management in a sophisticated manufacturing company.

Common Shares Beneficially Owned
RONALD C. LINDSAY	10,656
Age 58; Director since 2013. Retired Chief Operating Officer, Eastman Chemical Company, Kingsport, TN (manufacturer of specialty chemicals, plastic compounds and acetate fibers). Chief Operating Officer from 2013 to 2016, and Executive Vice President, Specialty Fluids and Intermediates, Fibers, Adhesives and Plasticizers Worldwide Engineering, Construction and Manufacturing Support, Eastman Chemical Company from May 2011 to 2013. Positions of increasing responsibility with Eastman Chemical from 1980, including Senior Vice President from 2006 to 2009 and Executive Vice President from 2009 to 2013.

Other directorships: none.
Relevant skills and experience: corporate strategy, operational, sales and manufacturing expertise gained by extensive senior executive experience with Eastern Chemical Company, a leading chemical manufacturer served by the Company’s Fluid Handling Group.

Directors Whose Terms Expire in 2019

ELLEN MCCLAIN	7,448
Age 52; Director since 2013. Chief Financial Officer, Year Up, Boston, MA (not-for-profit provider of job training services) since July 2015. Senior management and financial positions with New York Racing Association, Inc., Ozone Park, NY (operator of thoroughbred racetracks), including President from May 2012 to April 2013. Vice President, Finance, Hearst-Argyle Television, Inc., New York, NY (operator of local television stations) from 2004 to 2009.

Other directorships: none.
Relevant skills and experience: financial, operational and organizational expertise gained as Chief Financial Officer, Chief Operating Officer and President of public and private enterprises.

JENNIFER M. POLLINO	7,448
Age 52; Director since 2013. Executive Coach and Consultant, JMPollino LLC, Charlotte, NC since July 2012. Executive Vice President, Human Resources and Communications, Goodrich Corporation, Charlotte, NC (diversified manufacturer) from 2005 to July 2012. Prior positions at Goodrich included President and General Manager of Goodrich Aerospace’s Aircraft Wheels & Brakes Division and of its Turbomachinery Products Division, and Vice President and General Manager of Goodrich Aerospace, Aircraft Seating Products.

Other directorships: Wesco Aircraft Holdings, Inc. since 2014; Kaman Corporation since June 2015.
Relevant skills and experience: broad experience as an aerospace industry senior executive with responsibility for corporate governance, intellectual capital and organizational issues, as well as financial expertise, gained in over 20 years as senior executive and general manager with a leading aerospace products company; financial expertise gained as controller of savings and loan association and field accounting officer at Resolution Trust Corporation; certified public accountant.

Common Shares Beneficially Owned
PETER O. SCANNELL	4,758
Age 58; Director since 2015. Founder and Managing General Partner of Rockwood Holdings LP, a private investment firm focused on the acquisition and development of operating businesses; and Chief Executive Officer, Rockwood Service Corporation, Greenwich, CT (holding company for testing and testing technology businesses) since 1990.

Other directorships: Kane Holding Company since 1988; Genesee & Wyoming, 2002-2011.
Relevant skills and experience: corporate strategy, finance, and domestic and international acquisition expertise gained as investor in operating companies, and Chief Executive Officer of privately owned provider of industrial services.

JAMES L. L. TULLIS	26,189
Age 69; Director since 1998. Chairman, Chief Executive Officer and Managing Principal, Tullis Health Investors, Inc., Greenwich, CT since 1986, and Tullis Health Investors FL, LLC, North Palm Beach, FL since 2012 (venture capital investments in the health care industry).

Other directorships: Lord Abbett & Co. Mutual Funds since 2006, and Chairman beginning in 2017 (Lord Abbett family of mutual funds).
Relevant skills and experience: financial and organizational expertise gained as Chief Executive Officer of venture capital investment group; expertise in management, strategy and governance matters gained as director of public and private companies.

ITEM 3: RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the stockholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2017. Deloitte & Touche LLP has been Crane Co.’s independent auditor since 1979. Although ratification of this selection is not required by law, the Board of Directors believes it is desirable as a matter of corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2017.

Principal Accounting Firm Fees

Set forth below is a summary of the fees paid for the years ended December 31, 2016 and 2015 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2016	2015
	(in thousands)
Audit fees (a)	$6,869	$4,996
Audit-related fees (b)	$279	$215
Tax fees (c)	$552	$726
All other fees (d)	$2	$2
Total	$7,702	$5,939
(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(b)	Audit-related services consisted of: (i) benefit plan audits; (ii) agreed-upon procedures reports; and (iii) financial accounting and reporting consultations.
(c)	Fees for tax compliance services totaled $429 and $422 in 2016 and 2015, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $122 and $244 in 2016 and 2015, respectively.
(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory review procedures.
	2016	2015
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	1.6%	4.3%
Percentage of non-audit services approved by the Audit Committee	100%	100%

Report of Audit Committee

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles, or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee:

•	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence;
•	discussed with the independent auditors their independence, and any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence;
•	received a report on the quality control procedures of the independent auditors;
•	discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing;
•	reviewed with the independent auditors and the internal auditors their audit plan and audit scope;
•	reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program;
•	discussed the results of the internal audit examinations;
•	discussed with the independent auditors the matters required to be discussed under auditing standards, rules and statements promulgated by the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, “Communications with Audit Committees”; and
•	discussed and reviewed, both with and without members of management present, the independent auditors’ examination of the financial statements.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2016, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2017. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment and directed that this action be presented to stockholders for ratification.

Submitted by:

The Audit Committee of the Board of Directors of Crane Co.

E. Thayer Bigelow, Chair Martin R. Benante Philip R. Lochner, Jr. Ellen McClain Jennifer M. Pollino

Incorporation by Reference.   The Audit Committee Report in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

ITEM 4: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Based on the recommendation of stockholders at the Company’s 2011 Annual Meeting of Stockholders, and the Board’s consideration of that recommendation, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers every year, until the next required stockholder vote to recommend the frequency of such votes. Accordingly, we are asking stockholders to express their opinion of the compensation of the named executive officers in 2016, as described in the pages that follow in this Proxy Statement.

The Company is required to hold such frequency votes at least every six years, and the next such vote will take place at this year’s Annual Meeting. See “Item 5: Advisory Vote on Frequency of Future Advisory Votes on Compensation of Named Executive Officers” below.

We believe that the compensation of our executive officers should be:

(1) closely linked to the performance of the Company as a whole, the executive’s business unit and the individual executive;

(2) aligned with the Company’s annual operating plan and long-term strategic plans and objectives;

(3) attractive in the markets in which we compete for executive talent; and

(4) structured so as to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Crane Co.’s high standards of corporate governance.

The Compensation Discussion and Analysis beginning on page 16 explains in detail the elements of the Company’s executive compensation program and the steps taken by the Company to ensure that the program, as implemented in 2016, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for executives with increases in stockholder value, principally by means of annual cash bonuses based on achievement of performance goals set by the Committee at the beginning of the year, performance-based restricted share units which vest in accordance with the Company’s total stockholder return relative to the S&P Mid-Cap 400 Capital Goods Group over a three-year period, stock options, and time-based restricted share units that vest over a four-year period. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, is instrumental in enabling the Company to achieve superior financial performance and investor returns.

The Board strongly endorses the Company’s actions in this regard, and recommends that stockholders vote for the following resolution:

RESOLVED, that the compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for the resolution.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting of Stockholders by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. (See Questions and Answers, page 1) In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related Securities and Exchange Commission rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s stockholders as expressed by their votes.

ITEM 5: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and the related SEC rules, the Board is asking stockholders to express their opinion as to how frequently the advisory vote on compensation should be solicited: every year, every second year, or every third year.

An annual vote is consistent with the approach preferred by stockholders in 2011, which the Board believes has served the Company well during the past six years. The Board believes that an annual advisory vote on executive compensation, providing the Board with timely information on stockholders’ views of Crane Co.’s compensation practices each year, is the best approach for the Company. Accordingly, the Board recommends that stockholders vote in favor of holding the advisory vote on compensation annually. Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for annual advisory votes on compensation.

Vote Required

The alternative which receives the largest number of votes, even if not a majority, will be considered the preference of the Company’s stockholders. (See Questions and Answers, page 1) In accordance with the Dodd-Frank Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s stockholders as expressed by their votes.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We believe that compensation should be directly linked to performance and highly correlated to shareholder value. This section of the Proxy Statement explains how, under the guidance of our Management Organization and Compensation Committee (the “Committee”), our executive compensation program is designed and operated with respect to our “named executive officers” or “NEOs”, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Max H. Mitchell, President and Chief Executive Officer;
•	Richard A. Maue, Vice President, Finance and Chief Financial Officer;
•	Louis V. Pinkham, Senior Vice President;
•	Bradley L. Ellis, Senior Vice President; and
•	Augustus I. duPont, Vice President, General Counsel and Secretary.

Executive Summary

During 2016, we met or exceeded our financial objectives, delivering solid operational performance while continuing to position Crane Co. for long-term shareholder value creation. This performance drove Crane Co.’s stock price higher, with 2016 total shareholder return (“TSR”) well above that of relevant benchmark stock indices.

Given the Committee’s consistent focus on aligning pay with performance, all variable elements of management’s compensation increased compared to 2015, reflecting the improved business performance and total shareholder return compared to the prior year.

2016 Performance Highlights

Executed Against Near-Term Priorities in 2016

In 2016, the Company delivered strong financial results that exceeded our operating plan objectives. Specifically:

•	We reported earnings per diluted share (“EPS”) of $2.07 in 2016, compared to $3.89 in 2015. Excluding Special Items*, EPS increased 3% to $4.23 in 2016 from $4.13 in 2015.
•	Free cash flow (cash provided by operating activities, less capital spending) rose to $267 million in 2016, up significantly from $190 million in 2015.
•	Our reported sales, which included a negative 1.8% impact from unfavorable changes in foreign exchange rates, increased only slightly in 2016. However, core sales growth of 2.0% reflected our strength in our
*	Special Items in 2016 included $2.11 relating to the extension of the Company’s asbestos liability estimate, and $0.05 relating to a legal settlement of certain claims by a former subsidiary. Special Items in 2015 included $0.08 relating to acquisition-related integration charges, a $0.01 gain relating to restructuring charges, and $0.16 relating to repositioning charges.

Payment & Merchandising Technologies end markets, along with a large defense program at Aerospace & Electronics, partially offset by Fluid Handling end markets that remained weak as a result of depressed oil and gas prices and generally lower industrial spending.

Continue to Pursue Consistent Long-Term Strategy

Crane Co. is a diversified manufacturer of highly engineered industrial products. We choose to compete in markets where we have competitive differentiation and scale. We will continue to leverage our resources as an integrated operating company, and to reinvest in our three global growth platforms—Fluid Handling, Crane Payment Innovations and Aerospace—both organically and through strategic acquisitions. We believe that this strategy will enable us to deliver above-median EPS growth over time.

We will continue to execute this strategy while remaining committed to the values of our founder, R.T. Crane, who resolved to conduct business “in the strictest honesty and fairness; to avoid all deception and trickery; to deal fairly with both customers and competitors; to be liberal and just toward employees; and to put my whole mind upon the business.”

With this framework, we continued to position the Company for long-term sustainable growth in 2016. Specific accomplishments included the following:

•	New product development. We introduced new products across our portfolio during 2016. These included a new line of triple-offset valves at Fluid Handling as well as a series of new products in Crane Payment Innovations, ranging from our SCR bill recycler product, focused on financial services and gaming applications globally, to our Condor line of bill recycling products focused on the retail and transportation end markets in Japan.
•	New fuel flow testing facility at Aerospace & Electronics. During 2016, we completed construction of a new testing facility for fuel flow transmitters in Lynnwood, Washington, the largest greenfield project at Crane in more than a decade. The new facility is necessary to support the higher pressure and temperature conditions in newer, more fuel efficient aircraft engines.
•	Completed integration of MEI acquisition. 2016 marked the completion of the integration of MEI, the largest acquisition in the history of the Company. Annual acquisition related cost synergies reached $33 million last year, driving substantial margin expansion for the Payment & Merchandising Technologies segment.
•	Progress on acquisition efforts. Our funnel of potential targets increased in 2016, focused on our three global growth platforms. While valuations remain a challenge, we continue to view strategic acquisitions as an important part of our long term strategy.
•	Completed restructuring at Fluid Handling. Since 2015, we completed three rounds of repositioning actions at Fluid Handling, including three facility consolidations, and the related associate resource reductions. These actions generated annual cost savings of $20 million, necessary to preserve margins in a business experiencing very challenging end market conditions over the last two years.

Key Aspects of Our Executive Compensation Program

The Committee is firmly committed to implementing a compensation program that aligns management and shareholder interests, encourages executives to drive sustainable shareholder value creation and helps retain key personnel. Key elements of our pay practices are as follows:

What We Do

✔	Pay for performance, aligning executive pay with Company results and shareholder returns
✔	Require significant stock ownership by executives, including new 6x base salary requirement for CEO
✔	Majority of executive variable pay is delivered in long-term equity-based awards
✔	Appropriate mix of fixed and variable pay to balance employee retention with short- and long-term Company goals
✔	All incentive compensation subject to clawback
✔	Committee retains independent compensation consultant

What We Do Not Do

✘	No excise tax gross-ups upon change in control
✘	No multi-year guaranteed incentive awards
✘	No fixed-duration employment contracts with executive officers
✘	No hedging or pledging of Company stock
✘	No excessive perquisites for executives
✘	No SERP benefits, and no further pension benefit accruals for executives
✘	No repricing of options
✘	No discounted stock options

Compensation Highlights

•	Strong Correlation between Pay and Performance. A substantial majority of the compensation for our Named Executive Officers is performance-based and thus varies with the Company’s actual performance. Annual bonuses for our CEO and other corporate NEOs, which are linked to EPS and free cash flow, were 73% of target in 2014, 48% of target in 2015 and 124% of target in 2016. Vesting of performance-based restricted stock units (PRSUs) granted to our NEOs was 0% for the three year period 2012-2014, 86% of target for the three year period 2013-2015 and 115% of target for the three year period 2014-2016, as shown in the chart below. Vesting of PRSUs is based on the percentile ranking of the Company’s total shareholder return (TSR) relative to the TSRs of the other constituent companies in the S&P MidCap 400 Capital Goods Group.

PRSU Payout Directly Tied to Crane's Relative TSR
PRSU Payout Percentage
140%
120%
100%
80%
60%
40%
20%
0%
2014 - 2016
2013 - 2015
2012 - 2014
-
10th
20th
30th
40th
50th
60th
Percentile Rank of Crane Co. TSR vs. TSRs of All Other Companies in S&P MidCap 400 Capital Goods Group

•	New PRSU Payout Curve for 2016 Grant. After review of competitive market practice, we set a new payout curve for PRSUs, effective with the January 2016 grant covering the TSR performance period 2016-2018. We reduced the threshold performance from 35th to 25th percentile of the S&P 400 Midcap Capital Goods Group TSR, also reducing the threshold payout from 50% to 25% of target shares. We raised the maximum performance from 70th to 75th percentile of the comparator group TSR, increasing the maximum payout from 175% to 200% of target shares, with the payout value capped at 4x the target award value. This new payout curve is better aligned with current market practices while strengthening the linkage between pay and performance.
•	Robust Stock Ownership Guidelines. We raised our stock ownership guidelines above market median practice for NEOs and other senior executives in 2016, increasing the holding requirement for the CEO from 5x to 6x annual salary, and setting the holding requirement for the CFO and other NEOs at 5x and 4x annual salary, respectively.
•	Solid Say-on-Pay Vote. For the annual advisory non-binding vote regarding compensation of our NEOs at the 2016 Annual Meeting, more than 97% of the votes cast were in favor of the resolution approving NEO compensation in 2015.

Overview of Compensation Program

Compensation Principles

We believe that compensation should be directly linked to performance and highly correlated to shareholder value. The principles that guide us as we make decisions involving executive compensation are that compensation should be:

•	based on (i) overall performance of the Company, (ii) performance of the executive’s business unit, as applicable, and (iii) individual performance of the executive;
•	aligned with the annual operating plan and longer term strategic plans and objectives to drive achievement of those plans and build sustainable value for shareholders;
•	competitive given relevant and appropriate market conditions in order to attract and retain highly-qualified executives; and
•	consistent with high standards of corporate governance and designed to avoid encouraging executives to take risks that are reasonably likely to have a material adverse effect on the Company or to behave in ways that are inconsistent with the Company’s values and standards of behavior.

We also believe that it is important for our NEOs and other executives to have an ongoing long-term investment in the Company as outlined below under “Stock Ownership Guidelines.”

We design our performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to our NEOs and other key executives. Thus, actual compensation amounts will vary above or below targeted levels depending on performance of the Company and/or business unit and achievement of individual performance goals.

The principal performance measures selected by the Committee to drive annual incentive compensation are, for the Chief Executive Officer and other corporate executives including our other NEOs in 2016, earnings per share and free cash flow (cash provided by operating activities less capital spending) for the Company as a whole and, for operating unit executives (such as Messrs. Ellis and Pinkham in 2015), operating profit and free cash flow for their respective business units. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the Company’s long-term strategic goal of driving profitable growth in our businesses, both organically and through acquisitions, which we believe will increase shareholder value. For our PRSUs, the performance measure is total shareholder return for the Company over a three year period relative to the TSR of the constituent companies in the S&P Midcap 400 Capital Goods Group, a meaningful measure of shareholder value.

Compensation Consultant and Peer Group Analysis

The Committee’s independent compensation consultant is Frederic W. Cook & Co., Inc. (“FW Cook”). Each year, FW Cook reviews the Company’s compensation peer group against certain size-related metrics and alignment with the Company’s business segments and complexity of operations. When and as appropriate, FW Cook proposes the addition of other companies to the compensation peer group to replace companies that have been acquired or made substantial changes to their business portfolio. No changes were made as a result of FW Cook’s review of the compensation peer group in July 2015; Pall Corporation, a peer company for several years, was acquired later in 2015 but there was sufficient data available for 2015 that it remained in the peer group as of January 2016. The 17 company peer group below was used by FW Cook to develop comparative compensation data for the Committee in setting 2016 compensation targets.

Compensation Peer Group for 2016

Actuant Corporation	Ametek, Inc.	Carlisle Companies Incorporated
Curtiss-Wright Corporation	Dover Corporation	Esterline Technologies Incorporated
Flowserve Corporation	Harsco Corporation	IDEX Corporation
ITT Corporation	Pall Corporation	Pentair, Inc.
Roper Industries, Inc.	SPX Corporation	Teledyne Technologies Incorporated
Trinity Industries, Inc.	Woodward, Inc.

The Company’s comparator group for PRSUs granted in 2016 is the S&P Midcap 400 Capital Goods Group, consisting of approximately 40 companies and including seven of the companies in our compensation peer group. The Committee selected the larger comparator group for PRSU purposes based on the view (with which FW Cook concurs) that a larger group is appropriate for measuring relative TSR over a three year period because it is less likely to be meaningfully affected by the loss of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

FW Cook provides the Committee with comparative compensation data on the peer companies from publicly available sources and, in addition, comparative compensation data compiled from a broad group of general industry companies with revenues ranging from $1.0 billion to $5.0 billion, appropriately size-adjusted to determine market values for companies of comparable size to the Company or business unit, as applicable. This data includes base salary, target bonus opportunity and long-term incentive compensation for the named executive officers. The Committee uses this comparative data during its review of salaries, annual target cash incentive compensation and aggregate stock option and RSU grant values for Mr. Mitchell and the other NEOs, with the view that all elements of target total direct compensation should be calibrated by reference to the 50th percentile of competitive market data for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. The Committee may use its judgment and discretion to vary the award values, based on Company and individual performance during the previous year, historical stock price trends and other factors.

Elements of Compensation

The following table summarizes the major elements of our executive officer compensation program.

Compensation Element	Principal Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	• Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other Company executives

Annual Incentive Plan	To motivate executive officers to achieve business unit and Company-wide financial performance goals	• Payment based on achievement of business unit and Company-wide performance goals relative to pre-established targets

Stock Options	To attract and retain executive officers and align their interests with shareholder interests	• Grants based on position, responsibility and individual performance
• Grants vest ratably over four years
• Value realized dependent on Company stock price appreciation

Performance-Based Restricted Share Units (PRSUs)	To motivate executive officers to drive profitable growth	• Awards based on relative total shareholder return
• Earned shares vest upon conclusion of the three year performance period
• Value realized dependent on Company stock price performance

Time-Based Restricted Share Units (TRSUs)	To retain executive officers and drive profitable growth	• Vest ratably over four years
• Value realized varies with Company stock price performance

To enhance performance incentives, long-term awards to the CEO are comprised solely of PRSUs (60%) and stock options (40%). The CEO does not receive TRSUs.

The mix of target total direct compensation (base salary, target annual incentive awards and long-term incentive awards) for 2016 was structured to deliver the following approximate proportions of total compensation to our Chief Executive Officer and the other NEOs (on average) if target levels of performance are achieved.

Over 80% of CEO Target Pay is Performance Based

Chief Executive Officer
Performance-Based Pay (82%)
Annual Incentive 18%
Base Salary 18%
Long-Term Incentive 64%
Composition of Long-Term Incentive
Stock Options 40%
PRSUs 60%
Other NEOs
Performance-Based Pay (61%)
Annual Incentive 23%
Base Salary 32%
Long-Term Incentive 45%
Composition of Long-Term Incentive
TRSUs 15%
Stock Options 35%
PRSUs 50%

For annual bonus and long-term stock-based compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of competitive peer company compensation, recognizing that the competitive range of the median is +/- 15% of the benchmarking data. Within that range, the competitive positioning for individual executives may vary above or below the median based on factors such as tenure, experience, proficiency in role and criticality to the organization. As noted above, the Committee may determine to increase or decrease long-term stock-based compensation based on Company and/or individual performance during the previous year, the Company’s stock price relative to historical stock price trends, availability of shares in the Company’s Stock Incentive Plan and other factors.

Cash Compensation

Base Salary

Base salary is fixed compensation paid to each executive for performing normal duties and responsibilities. We determine the amount at the date of hire based on competitive market data, current salary levels within the Company and the compensation value needed to attract the particular executive. We review and determine the amount annually based on the executive’s overall performance, level of responsibility, competitive compensation data and comparison to other Company executives.

Base salaries for certain executive officers were increased effective January 25, 2016. After giving effect to annual merit increases in January 2016 averaging 2.8% for all executive officers, the base salaries for our named executive officers were all within the competitive range of +/- 15% in relation to the 50th percentile of competitive market data per FW Cook.

Annual Incentive Compensation

We pay our executive officers cash bonuses based on the attainment of Company and business unit performance goals established at the beginning of the year and an assessment of individual performance conducted at the end of the year.

Early in the year, the Committee establishes and approves the annual target bonus objectives and award opportunities for each of our named executive officers, subject to review and approval by the Board in the case of the Chief Executive Officer. In making these determinations, the Committee considers a variety of factors including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year and the opinions of analysts who follow the Company and our diversified industrial manufacturing peers. Our Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Committee. Annual incentive plan objectives are not modified during the year, although the Committee may determine to exclude certain special items impacting earnings per share or free cash flow, either known at the beginning of the year or occurring during the year.

The Committee reviews the performance results for the Annual Incentive Plan, including Company and business unit results and individual performance, at its regularly scheduled January meeting, which is generally the first meeting following the end of the Company’s fiscal year. Based on this review, the Committee determines and approves the annual cash bonuses for each of our executive officers.

Annual Incentive Objectives for 2016—CEO and Other NEOs

Performance metrics for 2016 consisted of earnings per share and free cash flow (cash provided by operating activities less capital spending), weighted 75% / 25% respectively, for the Chief Executive Officer and other NEOs. In addition to the targeted performance goals, for each performance metric, the Committee set minimum threshold and maximum cap values, so that actual payouts could range from 0% to 200% of the target award amounts. The weighting of these metrics, the same as in 2015, was designed for profitable growth as the primary objective but with a significant ancillary objective in maintaining a strong and efficient balance sheet and liquidity.

For earnings per share, the Committee established a target of $4.13 to align with our annual operating plan. The Committee also established a payout range for earnings per share from $3.31 (0% payout) to $4.96 (200% payout). For free cash flow, the Committee established a target of $229.2 million, to focus management on maintaining a strong balance sheet and efficient capital structure. For this performance metric, the Committee established a payout range from $160.4 million (0% payout) to $298.0 million (200% payout).

The graphs below show the performance targets and related ranges set by the Committee in February 2016 and the actual performance in 2016 for the corporate financial metrics applicable under the Annual Incentive Plan.

Crane Co. Earnings Per Share
(75% of Target Bonus for Mr. Mitchell and Other NEOs)

2016 ACTUAL ADJUSTED EPS
112% RELATIVE TO TARGET
200%
150%
100%
50%
0%
Bonus Payout Percentage
$4.96
2016 Actual
$4.23 (adjusted)
2016 Target
$4.13
$3.31
$3.00
$3.50
$4.00
$4.50
$5.00
Adjusted Earnings Per Share

Crane Co. Free Cash Flow
(25% of Target Bonus for Mr. Mitchell and Other NEOs)

2016 ACTUAL FREE CASH FLOW
162% RELATIVE TO TARGET
200%
150%
100%
50%
0%
Bonus Payout Percentage
$298.0
2016 Actual
$271.50
(adjusted)
2016 Target
$229.2
$160.4
$150.0
$200.0
$250.0
$300.0
Free Cash Flow ($M)

Named Executive Officers’ Bonuses for 2016

In January 2017, the Committee reviewed management’s reports on the performance of the Company, the relevant business units and the individual named executive officers in 2016 against the relevant bonus objectives. In considering Company performance, the Committee excluded special items as reported (relating to the extension of the Company’s asbestos liability estimate and the legal settlement of certain claims by a former subsidiary) from earnings per share and free cash flow. The resulting calculations resulted in a corporate payout percentage of 124.38%. The approved cash bonuses for our NEOs for 2016 are as follows:

Objective	Target		Actual (adjusted)		Performance relative to Target	Weight	Payout %
Earnings per share	$4.13		$4.23		111.99%	75%	83.99%
Free cash flow	$229.2	M	$271.5	M	161.55%	25%	40.39%
Weighted payout %							124.38%
Named Executive Officer	Bonus % of Salary	Bonus Target	Bonus Paid
M.H. Mitchell	100%	$915,000	$1,138,077
R.A. Maue	75%	$382,981	$476,351
L.V. Pinkham	70%	$346,441	$430,903
B.L. Ellis	70%	$280,426	$348,793
A.I. duPont	70%	$299,620	$372,667

Stock-Based Compensation

Stock Incentive Plan

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and performance-based restricted share units, as well as retention of employees through time-based restricted share units. We believe that employees approach their responsibilities more like owners as their holdings of and potential to own stock increase.

Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and are subject to vesting terms as established by the Committee (generally 25% per year over four years). Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Committee believes that with stock options our senior level management employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Committee to grant restricted share units, or RSUs, subject to such terms and conditions as the Committee may deem appropriate. The Committee grants time-based restricted share units, or TRSUs, vesting 25% per year over four years, to key employees for retention purposes. Beginning in 2011, the Committee has granted to NEOs and other senior executives PRSUs with three year performance vesting conditions based on relative total shareholder return as described below, thus directly linking this form of stock-based compensation to returns received by our shareholders relative to comparator industrial companies.

During 2015, the Committee requested that FW Cook review the Company’s PRSUs against general market practices to determine if any design changes were appropriate. Based on FW Cook’s analysis of market trends, the Committee set a new payout curve for PRSUs effective with the grant in January 2016, as presented below in comparison to the previous grants. The Committee believes that this new payout curve is more closely aligned with current market practice while maintaining the strong correlation to shareholder value.

Performance Level	Previous Grants		New Grants
	CR Relative TSR	Shares Earned % of Target	CR Relative TSR	Shares Earned % of Target
Below Threshold	< 35th percentile	0%	< 25th percentile	0%
Threshold	35th percentile	50%	25th percentile	25%
Target	50th percentile	100%	50th percentile	100%
Maximum	70th percentile	175%	75th percentile	200%

Grants in 2016

In determining the size of the RSU and stock option grants in January 2016, the Committee considered Company and individual performance in 2015, the market data compiled by FW Cook and our historical grant practices including the number of shares and the fair market value of the stock.

The vesting of PRSUs awarded to members of the senior leadership team in January 2016 is based on a relative measurement of total shareholder return (share price change plus reinvested dividends), or TSR, for Crane Co. over the three year period January 1, 2016 through December 31, 2018 (with the share price for such purpose being defined as the average of the closing prices for the last 20 trading days in 2015 and 2018, respectively) compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group (approximately 40 companies, including seven of the companies in our bench-marking peer group for compensation purposes). Vesting of the PRSUs as shares of Crane Co. common stock will be determined by the formula indicated above for new grants.

For TSR between the 25th and 50th percentiles and between the 50th and 75th percentiles, the vesting is interpolated on a straight line basis. If Crane Co.’s TSR for the three year period is negative, the maximum vesting is capped at 100% regardless of performance relative to peers. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) is capped at 4 times the original grant value. Holders of PRSUs are not entitled to receive dividends or dividend equivalent payments during the performance period, prior to vesting.

The table below sets forth, for each of our named executive officers, the number of shares and dollar value of stock options and performance-based RSUs and total stock-based compensation granted in January 2016. The stock grants also included time-based RSUs for NEOs other than our Chief Executive Officer.

	Long-Term Incentive
NEO	Options		PRSUs		TRSUs		LTI Total
	#	$	#	$	#	$
M. H. Mitchell	217,791	1,420,000	44,701	2,130,000	NA	NA	$3,550,000
R. A. Maue	48,313	315,000	9,444	450,000	3,098	135,000	$900,000
L. V. Pinkham	37,577	245,000	7,345	350,000	7,000	305,000	$900,000
B. L. Ellis	32,209	210,000	6,296	300,000	2,066	90,000	$600,000
A. I. duPont	30,061	196,000	5,876	280,000	1,928	84,000	$560,000

Other Compensation Components and Considerations

Retirement Benefits

The NEOs other than Messrs. Maue and Pinkham have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. Messrs. Maue and Pinkham, and the other NEOs beginning in 2014, participate in a defined contribution retirement plan under which the Company contributes 3% of salary and bonus annually (the contribution rate was 2% prior to 2014), subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations.

The NEOs also participate in our Benefit Equalization Plan, which is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The NEOs with defined benefit accounts in this plan are Mr. Mitchell, Mr. duPont and Mr. Ellis. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this Plan to 21 senior leadership executives, including all of the named executive officers.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnotes set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is only provided to certain key employees (including the named executive officers), and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices. Our executives bear all taxes associated with such benefits.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board. Our Chief Executive Officer, Mr. Mitchell, has an agreement with Crane Co. as described under the caption “Other Agreements and Information” on page 55 pursuant to which he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. The net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Board of Directors has approved this personal use of the aircraft for Mr. Mitchell because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Mitchell and thereby benefits Crane Co. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 55.

Stock Ownership Guidelines

In October 2016, the Committee approved changes raising the Company’s stock ownership guidelines generally above market median for executive officers, business unit presidents and other key employees. The changes were proposed by management after review of alternatives presented by FW Cook. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Executive Level	Minimum Ownership Level
CEO	6 x Base Salary
CFO	5 x Base Salary
Executive Officers- CEO Direct Reports	4 x Base Salary
Other Executive Officers	3 x Base Salary

Shares that count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) the after-tax value (65%) of TRSUs held by the executive. Neither unearned PRSUs nor unexercised stock options count for purposes of the guideline. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of RSUs (i.e., the total shares covered by the option exercised or the RSU grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. As of February 28, 2017 all of the NEOs either held the requisite number of shares or were complying with the retention ratio for option exercises and RSU vestings in accordance with the guidelines.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual grants of stock options and RSUs to executive officers are made at the Committee’s regular January meeting. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. The exercise price of stock options under the Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant.

Policy with Respect to Hedging and Pledging of Company Stock

In May 2012, the Board adopted a policy prohibiting any director or executive officer of the Company from (1) entering into any hedging or other transaction to limit the risk of ownership of Company stock and (2) pledging Company stock to secure any loan or advance of credit. During 2016, none of our directors and executive officers engaged in any such transactions.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the annual incentive bonuses and amounts realized from stock option exercises and vesting of RSUs and PRSUs based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation. The Committee intends to review this policy when the regulations of the Securities and Exchange Commission implementing the provisions of the Dodd-Frank Act relating to clawback and the rules of the New York Stock Exchange thereunder are effective.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) unless the compensation meets certain specific requirements. The Annual Incentive Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans as well as the PRSUs granted to the Chief Executive Officer and senior management team beginning in 2011 meet the requirements of Section 162(m) for deductibility. TRSUs do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions may not be deductible for certain executive officers to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. The Committee uses, where practical, compensation policies and practices intended to preserve the tax deductibility of executive compensation. The Committee, however, may approve payment of non-deductible compensation from time to time if the Committee determines that doing so would be in the Company’s best interest.

Change in Control Provisions

Each of the Company’s executive officers has an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of three years or until normal retirement following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” for constructive termination, the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options and restricted stock and RSUs contain similar features which accelerate vesting in the event of termination following a change in control. The change in control agreements do not provide for any tax gross-ups, and instead cap the payments to the employee to the extent that such payments together with accelerated vesting of stock options, restricted stock and RSUs would trigger any excise tax under section 4999 of the Internal Revenue Code resulting from such payments (and if capping the payments provides the employee with a larger after-tax payment).

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements, including the estimated value of continuation for three years (or until normal retirement age) of the individual’s medical coverage and other benefits, would range from $5,026,439 for Mr. Mitchell to $2,212,664 for Mr. Pinkham. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

Decision-Making Process

Committee’s Role

The Committee is responsible for oversight of our executive compensation program. With respect to the compensation of our Chief Executive Officer, the Committee determines his compensation, subject to review by the Board of Directors. With respect to our other executive officers, the Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer. The Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for the CEO and other corporate officers subject to review by the Board of Directors, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by our independent auditors. The Committee also administers the Stock Incentive Plan and approves all grants of stock options and restricted share units.

The Committee is assisted in these responsibilities by its independent compensation consultant, FW Cook. Although Crane Co. pays the fees and expenses of FW Cook, the firm is retained by the Committee. FW Cook does not perform any other compensation related services for Crane Co. The Committee reviews the independence of FW Cook each year and has concluded that its work for the Committee has not raised any conflict of interest.

Role of CEO and Management

The Chief Executive Officer and certain other senior corporate officers play an important role in supporting the Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Committee and FW Cook, as well as the annual operating plan and the actual performance results from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations for each incentive plan component.

Say-on-Pay Vote in 2016

In accordance with the Dodd-Frank Act and related rules adopted by the Securities and Exchange Commission, we presented a “Say-on-Pay” item to shareholders in 2016, which called for an advisory, non-binding vote regarding the compensation of our named executive officers in 2015 as described in the proxy statement. On this item, 97% of the votes cast were in favor of the resolution. In light of strong shareholder support, the Committee concluded that no revisions were necessary to our executive officer compensation program in direct response to the vote.

Self-Assessment Process

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization and intellectual capital development. At the end of each year, our Chief Executive Officer prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and discussed with our Chief Executive Officer, who then responds to the full Board.

The principal conclusions of this assessment process for 2015 (which shaped the Committee’s compensation decisions in January 2016) were as follows: (1) Mr. Mitchell led the Company very effectively during a period of substantial market uncertainty, with proactive rather than reactive attention to costs and operating margins generating solid results relative to peer companies; (2) Mr. Mitchell improved processes in defining actionable strategic objectives, recognizing the constraints of the Company’s capital structure and identifying acquisition strategies for growth; (3) Mr. Mitchell built a strong management team through application of a well-considered intellectual capital process focusing on enhancing the roles of key leaders; and (4) Mr. Mitchell maintained transparent and reliable communication with the Board of Directors.

The principal conclusions of this assessment process for 2016 (which shaped the Committee’s compensation decisions in January 2017) were as follows: (1) Mr. Mitchell led the Company to solid operating performance in 2016 with EPS up 3.0% over the prior year, significantly increased cash flow to $267 million and core sales growth of 2.0%; (2) Mr. Mitchell drove a thorough process to evaluate a range of acquisition opportunities within a comprehensive portfolio strategy focused on increasing total shareholder return; (3) Mr. Mitchell strengthened the management team through rigorous application of the intellectual capital process, including realigning roles of key leaders and attention to succession planning needs; and (4) Mr. Mitchell generated increased confidence and credibility with the Board of Directors and investors based on transparent communication and performance exceeding expectations.

The Committee took these observations into account, along with the competitive data supplied by FW Cook, in approving Mr. Mitchell’s bonuses for 2015 and 2016 under the Annual Incentive Plan and in determining Mr. Mitchell’s stock-based incentive compensation grants in January 2016 and January 2017.

A similar process is followed for each of the Company’s other NEOs except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer; for the other NEOs, annual incentive compensation, though largely formula-based, is subject to adjustment by the CEO, subject to review and approval by the Committee, based on assessment of individual performance.

Compensation Risk Assessment

The Committee has established a process for assessing the potential that our compensation plans and practices may encourage our executives to take risks that are reasonably likely to have a material adverse effect on the Company. A senior management team led by the Vice President-CBS, People and Performance conducts a review of the operation and effect of our compensation plans and practices which is presented to the Committee for discussion at its February meeting. With the assistance of FW Cook, the Committee concluded that our compensation plans and practices do not encourage excessive or unnecessary risk-taking for the following reasons:

•	Our incentive plans have a mix of performance measures, including Company-wide and business unit financial measures, operational measures and individual objectives.
•	Our compensation programs contain a balance of annual and long-term incentive opportunities.
•	We cap incentive plan payouts within a reasonable range.
•	The range of payouts from threshold to maximum payout (performance slope) under our annual incentive plan and performance-based restricted share units is calibrated for an appropriate risk profile.
•	Our stock ownership guidelines link the interests of our executive officers to those of our shareholders.
•	Our clawback policy provides a means for the Company to recover the value of incentive awards in the event any of our executive officers engage in misconduct resulting in a financial restatement.
•	The mix of performance-based restricted share units and stock options in our long-term incentive program provides a blend of relative and absolute performance measures for our senior executives.

MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

James L. L. Tullis, Chair Donald G. Cook Ronald C. Lindsay Jennifer M. Pollino

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is, or has ever been, an officer or employee of Crane Co.

No executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

2016 EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The table below summarizes the compensation for 2016, 2015 and 2014 earned by Crane Co.’s Chief Executive Officer, its Chief Financial Officer, and each of the three other most highly paid executive officers (as determined pursuant to Securities and Exchange Commission rules) who were serving as executive officers at December 31, 2016. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers” or “NEOs.”

Stock Awards —Amounts shown in the column headed “Stock Awards” consist of performance-based restricted share units (“PRSUs”), which vested or will vest, if at all, at the end of 2018, 2017 and 2016, respectively, based on the total shareholder return of Crane Co.’s stock relative to the S&P Midcap 400 Capital Goods Group over a three year period; for NEOs other than Mr. Mitchell, this column also includes grants of time-based restricted share units (“TRSUs”).

Non-Equity Incentive Compensation Awards —Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” are the amounts that were paid early in the following year under the Annual Incentive Plan, in respect of the performance of the business during the indicated year, as measured against objective targets which had been set in January or February of the indicated year.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Max H. Mitchell President and Chief Executive Officer (6)	2016	$915,000		$2,130,003	$1,419,997	$1,138,077	$48,545	$154,257	$5,805,879
	2015	$925,096	(7)	$2,010,007	$1,340,004	$439,374	$—	$173,741	$4,888,222
	2014	$817,923		$1,740,002	$1,159,997	$620,719	$204,961	$152,597	$4,696,199

Richard A. Maue Vice President, Finance and Chief Financial Officer	2016	$509,870		$584,986	$315,001	$476,351	$1,064	$51,285	$1,938,557
	2015	$508,033	(7)	$520,002	$280,004	$180,297	$—	$53,741	$1,542,077
	2014	$476,795		$422,498	$227,504	$263,644	$—	$57,874	$1,448,315

Louis V. Pinkham Senior Vice President	2016	$493,806		$654,979	$245,002	$430,903	$806	$49,613	$1,875,109
	2015	$489,740	(7)	$454,993	$245,001	—	$—	$55,321	$1,245,055
	2014	$434,862		$409,488	$220,503	$197,347	$—	$56,388	$1,318,588

Bradley L. Ellis Senior Vice President	2016	$399,423		$390,020	$210,003	$348,793	$55,346	$347,477	$1,751,062
	2015	$392,237	(7)	$325,038	$174,995	$455,551	$—	$53,170	$1,400,991
	2014	$349,413		$211,281	$113,746	$490,287	$249,734	$44,156	$1,458,617

Augustus I. duPont Vice President, General Counsel and Secretary	2016	$427,382		$363,994	$195,998	$372,667	$51,734	$52,152	$1,463,927
	2015	$426,524	(7)	$364,042	$195,997	$141,053	$—	$56,113	$1,183,729
	2014	$405,532		$366,611	$197,399	$209,277	$211,724	$71,614	$1,462,157
(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of TRSUs and PRSUs made during 2014, 2015 and 2016. For details of individual grants of PRSUs during 2016 please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares, TRSUs or PRSUs by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 11 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February [27], 2017.
(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year. For details of individual grants of stock options during 2016 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 11 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February [27], 2017.
(3)	Amounts shown in this column for all named executive officers represent amounts determined on the basis of the indicated year’s performance and paid early in the following year under the Annual Incentive Plan. For details of the 2016 grants, including the minimum, target and maximum amounts which were potentially payable, please see the Grants of Plan-Based Awards table below.
(4)	For 2016 and 2014, the amount shown in this column for Mr. Mitchell and Mr. duPont is the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the

Crane Co. Benefit Equalization Plan) from December 31, 2015 and 2013 (the pension plan measurement dates used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2015 and 2013 respectively) to December 31, 2016 and 2014

(the pension plan measurement dates with respect to Crane’s audited financial statements for 2016 and 2014 respectively). See below under “Pension Benefits—Nonqualified Deferred Compensation Benefits.”

For 2015 for Messrs. Mitchell, Ellis and duPont, the reductions in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2014 to December 31, 2015 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2015 ) were as follows:

	Year Ended December 31,	Pension Plan for Eligible Employees	Benefit Equalization Plan
M. H. Mitchell	2015	$(10,762)	$(20,636)
B. L. Ellis	2015	$(21,675)	$(27,058)
A. I. duPont	2015	$(4,625)	$(127,122)

In accordance with Securities and Exchange Commission regulations, these decreases in the present value of the benefit (resulting from changes in the discount rate applied) are reflected as zero amounts in the Summary Compensation Table. For additional information regarding defined benefit plans, please see the Pension Benefits table below.

Amounts shown in this column for 2016 also include interest earned on balances in the defined contribution component of the Benefit Equalization Plan. These amounts are shown separately in the “2016 Nonqualified Deferred Compensation” table on page 42, under the caption “Aggregate Earnings in 2016.”

(5)	Amounts in this column for 2016 include the following:
	Dividends Paid on Restricted Stock/RSUs*	Personal Use of Company Aircraft**	Personal Use of Company- Provided Car	Company Contribution to Benefit Equalization Plan***	Company Contribution to 401(k) Plan	Insurance Premiums	Relocation Expenses	Total
M. H. Mitchell	$1,427	$85,157	$17,276	$32,681	$15,750	$1,965	—	$154,257
R. A. Maue	$7,726	—	$13,979	$12,755	$15,750	$1,075	—	$51,285
L. V. Pinkham	$15,563	—	$10,404	$6,864	$15,750	$1,032	—	$49,613
B. L. Ellis	$5,964	—	$8,155	$17,699	$15,750	$827	$299,082	$347,477
A. I. duPont	$12,235	—	$14,162	$9,103	$15,750	$901	—	$52,152
*	Dividends are paid on shares of restricted stock and TRSUs at the same rate as on all other shares of Common Stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Common Stock are issued.
**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 55.
***	Includes the Company contribution to the defined contribution benefit under the Benefit Equalization Plan; see “Nonqualified Deferred Compensation Benefits” below.
(6)	Mr. Mitchell, who was appointed President on January 28, 2013, became Chief Executive Officer as well as President effective January 31, 2014.
(7)	Base salaries paid to the named executive officers in 2015 included an extra paycheck on December 31st due to the Company’s practice of paying salaried employees every two weeks (26 pay periods per year), which causes an extra paycheck in the calendar year approximately every eleven years. This was partially offset by one week of unpaid furlough taken by each of the named executive officers during 2015.

2016 Grants of Plan-Based Awards

The following table gives further details of 2016 compensation as disclosed in the second, third and fourth columns of the Summary Compensation Table.

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in February 2016, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

•	“Threshold” is the amount which would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if earnings per share had been at $3.31, or 80% of the target level), and below which no amount would have been payable;
•	“Target” is the amount which would have been payable if actual performance had been exactly equal to each of the targets (for example, if adjusted earnings per share had been $4.13); and
•	“Maximum” is the amount which would have been payable if actual performance had been a predetermined percentage above the target (for example, if earnings per share had been $4.96, or 120% of the target level, or greater).

Note that the amount shown in the Summary Compensation Table for 2016 under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of the year.

The rows labeled “Performance RSU” disclose the target numbers of shares which may vest at the end of 2018 in respect of grants made in January 2016. Vesting will be based on the TSR of Crane Co. stock relative to the other companies in the S&P Midcap 400 Capital Goods Group over the three year period 2016—2018. The column headings in relation to the Performance RSUs are as follows:

•	“Threshold” is the number of shares which will vest if Crane Co.’s TSR is at the 25th percentile as compared with the comparator group, and below which no amount will vest;
•	“Target” is the number of shares which will vest if Crane Co’s TSR is at the 50th percentile (median) of the group; and
•	“Maximum” is the number of shares which will vest if Crane Co.’s TSR is at the 75th percentile or higher (however, if Crane Co.’s TSR is negative, the number of shares will not be higher than 100% of target).

In no event will the aggregate value of the shares earned exceed 4.0 times the value of the target number of shares determined at the beginning of the performance period.

The column headed “Grant Date Fair Value” shows the grant date fair value of the Performance RSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the Summary Compensation Table under the heading “Stock Awards”; please see footnote 1 to the Summary Compensation Table. The value of the shares that actually vest at the end of 2018, if any, may be higher or lower than the grant date fair value.

The rows labeled “Stock Option” disclose the number of stock options granted in January 2016, in respect of the executive’s performance during the previous year and as an incentive for performance during future years. The amount under the heading “Grant Date Fair Value,” calculated using the Black-Scholes formula, also appears in the Summary Compensation Table under the heading “Option Awards”; please see footnote 2 to the Summary Compensation Table.

Name	Type of Award	Grant Date (1)	Estimated possible payouts under non-equity incentive plan awards (2)			Estimated future payouts under equity incentive plan awards (3)			All Other Stock Awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh) (4)	Grant date fair value of stock and option awards (5)
			Threshold		Target	Max.	Threshold	Target	Max.
M. H. Mitchell	Annual Incentive Plan	2/23/2016	$—	$915,000	$1,830,000
	Performance RSU	1/25/2016				11,175	44,701	89,402				$2,130,003
	Stock Option	1/25/2016								217,791	$43.57	$1,419,997
R. A. Maue	Annual Incentive Plan	2/23/2016	$—	$382,981	$765,962
	Performance RSU	1/25/2016				2,361	9,444	18,888				$450,007
	Time-Based RSU	1/25/2016							3,098			$134,980
	Stock Option	1/25/2016								48,313	$43.57	$315,001
L. V. Pinkham	Annual Incentive Plan	2/23/2016	$—	$346,441	$692,882
	Performance RSU	1/25/2016				1,836	7,345	14,690				$349,989
	Time-Based RSU	1/25/2016							7,000			$304,990
	Stock Option	1/25/2016								37,577	$43.57	$245,002
B. L. Ellis	Annual Incentive Plan	2/23/2016	$—	$280,426	$560,852
	Performance RSU	1/25/2016				1,574	6,296	12,592				$300,004
	Time-Based RSU	1/25/2016							2,066			$90,016
	Stock Option	1/25/2016								32,209	$43.57	$210,003
A. I. duPont	Annual Incentive Plan	2/23/2016	$—	$299,620	$599,240
	Performance RSU	1/25/2016				1,469	5,876	11,752				$279,991
	Time-Based RSU	1/25/2016							1,928			$84,003
	Stock Option	1/25/2016								30,061	$43.57	$195,998
(1)	All grants of PRSUs and stock options were effective as of the date on which the Compensation Committee voted to approve them.
(2)	The amounts shown are the estimated payouts under the Annual Incentive Plan at the time the performance targets and target bonus percentages were approved by the Compensation Committee on February 23, 2016. On January 30, 2017 the Committee approved a bonus payout at 124.38% of target for 2016, based on the Company’s audited results for 2016, adjusted for certain Special Items, for each of the named executive officers. Those amounts were paid in February 2017, and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2016.
(3)	Amounts shown are the estimated number of shares which will vest in respect of grants of Performance-Based Restricted Share Units made on January 26, 2016 under the 2013 Stock Incentive Plan. The actual number of shares which will vest will be determined at year-end 2018 with reference to the ranking of Crane Co.’s total shareholder return among the total shareholder return of the other companies in the S&P Midcap 400 Capital Goods Group over the period from January 1, 2016 through December 31, 2018. See “Stock-Based Compensation—Grants in 2016” in the Compensation Discussion and Analysis above.
(4)	The exercise price of options is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.
(5)	The grant date fair values of PRSUs, TRSUs and stock options are as follows, calculated in each case in accordance with FASB ASC Topic 718:
Type of Equity Award	Value	Method of Valuation
Performance RSUs	$47.65	Monte Carlo pricing model
Time-based RSUs	$43.57	Closing trading price on grant date
Stock Options	$6.52	Black-Scholes pricing model

Annual Compensation of the Named Executive Officers

This discussion should be read together with the 2016 Summary Compensation Table on page 33 and the 2016 Grants of Plan-Based Awards table on page 35.

Base Salary —The base annual salary of the Chief Executive Officer, Mr. Mitchell, is determined by the Compensation Committee and approved by the Board of Directors. The base annual salary of each of the other NEOs is recommended by the Chief Executive Officer and approved by the Committee.

Based on the base salaries of the named executive officers, as well as the fair value of equity awards, non-equity incentive plan awards and other compensation granted to them in 2016, base salary and bonus accounted for approximately 21.5% of the aggregate total compensation of the NEOs.

Stock Awards—PRSUs and TRSUs —In 2016 the Compensation Committee made grants of PRSUs to certain key executives, including the named executive officers. The PRSUs will vest, if at all, at the end of 2018, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or “TSR,” of Crane Co. common stock for the period from January 1, 2016 through December 31, 2018, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. The Committee also made grants of TRSUs, which will vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant.

The grants were made pursuant to the 2013 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the PRSUs upon termination of employment.

Option Awards —In January 2016, consistent with previous practice, Crane Co. made annual grants of stock options to executives and other key employees including the named executive officers. Options become exercisable 25% per year over four years, and expire, unless exercised, ten years after grant. The exercise price of the options granted on January 25, 2016 was $43.57, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2013 Stock Incentive Plan by taking the closing price on the grant date. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the options upon termination of employment.

Non-Equity Incentive Plan Compensation —In January 2016, the Compensation Committee made target bonus awards pursuant to the Annual Incentive Plan to each of the Company’s executive officers (including the named executive officers). The awards became payable in cash in the first quarter of 2017 to the extent that certain performance targets were met during 2016. The target awards are shown in the 2016 Grants of Plan-Based Awards table on page 35; the amounts shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2016 are the actual amounts paid.

Other Compensation —The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2016 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vestings of restricted stock, TRSUs and PRSUs, for each of the named executive officers during 2016.

The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of TRSUs and PRSUs is computed by multiplying the number of shares by the closing price on the applicable vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)
M. H. Mitchell	65,000	$1,114,950	46,544	$3,026,376
R. A. Maue	43,000	$689,615	12,898	$751,514
L. V. Pinkham	18,291	$374,178	15,634	$915,624
B. L. Ellis	34,500	$590,430	7,931	$440,716
A. I. duPont	50,000	$840,430	19,222	$1,171,826

2016 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer, as of December 31, 2016: (i) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (ii), in the first and second columns under the heading “Stock Awards,” the number and market value of unvested shares of restricted stock, unvested time-based RSUs and unvested retirement shares; and (iii), in the third and fourth columns under the heading “Stock Awards,” the number and market value of unearned performance-based RSUs. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
M. H. Mitchell	50,000	0		$50.03	1/23/2018	1,081	$77,962	146,972	$10,599,621
	30,573	10,192	(5)	$48.59	1/28/2019
	46,141	46,142	(6)	$64.78	1/27/2024
	33,975	101,928	(7)	$58.47	1/26/2025
	0	217,791	(8)	$43.57	1/25/2026
R. A. Maue	13,103	4,368	(5)	$48.59	1/28/2019	5,853	$422,118	30,345	$2,188,481
	9,049	9,050	(6)	$64.78	1/27/2024
	7,099	21,299	(7)	$58.47	1/26/2025
	0	48,313	(8)	$43.57	1/25/2026
L. V. Pinkham	5,000	0		$41.42	10/22/2018	9,540	$688,025	24,714	$1,782,374
	0	4,368	(5)	$48.59	1/28/2019
	8,771	8,771	(6)	$64.78	1/27/2024
	6,212	18,636	(7)	$58.47	1/26/2025
	0	37,577	(8)	$43.57	1/25/2026
B. L. Ellis	8,822	2,941	(5)	$48.59	1/28/2019	3,717	$268,070	19,753	$1,424,586
	4,524	4,525	(6)	$64.78	1/27/2024
	4,437	13,311	(7)	$58.47	1/26/2025
	0	32,209	(8)	$43.57	1/25/2026
A. I. duPont	12,297	4,099	(5)	$48.59	1/28/2019	4,094	$295,259	19,772	$1,425,957
	7,852	7,852	(6)	$64.78	1/27/2024
	4,969	14,909	(7)	$58.47	1/26/2025
	0	30,061	(8)	$43.57	1/25/2026
(1)	Options vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement or termination after a change in control. Retirement for this purpose for options granted in 2010 or later generally means termination of employment after age 65, or after age 62 with at least ten years of service.
(2)	Figures in this column include time-based RSUs and, for Mr. Ellis, 800 retirement shares which will vest on January 28, 2018. The Time-based RSUs will vest according to the following schedule:
Vesting Date	Mitchell	Maue	Pinkham	Ellis	duPont
January 25, 2017	—	774	1,750	516	482
January 26, 2017	—	513	449	321	359
January 27, 2017	—	376	365	188	327
January 28, 2017	1,081	463	463	312	435
January 25, 2018	—	775	1,750	517	482
January 26, 2018	—	513	449	320	359
January 27, 2018	—	377	365	189	326
January 25, 2019	—	774	1,750	516	482
January 26, 2019	—	513	449	321	360
January 25, 2020	—	775	1,750	517	482

For all grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service.

(3)	Computed using a price of $72.12 per share, which was the closing market price of Crane Co. stock on the last trading day of 2016.
(4)	The PRSUs granted in 2015 and 2016 will vest, if at all, on December 31, 2017 and December 31, 2018, respectively, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Co. common stock for the three year period ending on that date, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to Securities and Exchange Commission rules, the hypothetical amounts shown in the table include the PRSUs granted in 2015 at the maximum (175%) level and the PRSUs granted in 2016 at the maximum (200%) level. There can be no assurance, however, that the Company’s TSR for a full vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. See “Annual Compensation of the Named Executive Officers—Stock Awards—RSUs and PRSUs” above.
(5)	This option grant will vest 100% on January 28, 2017.
(6)	This option grant will vest 75% on January 27, 2017, and 100% on January 27, 2018.
(7)	This option grant will vest 50% on January 26, 2017; 75% on January 26, 2018; and 100% on January 26, 2019.
(8)	This option grant will vest 25% on January 25, 2017; 50% on January 25, 2018; 75% on January 25, 2019; and 100% on January 25, 2020.

Retirement Benefits

Employees Hired in 2006 and After (defined contribution)— For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to three percent of covered compensation as described below, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. Maue and Mr. Pinkham and seven other executive officers are covered by this retirement benefit. These defined contribution amounts are not included in the Pension Benefits table below.

Employees Hired Prior to 2006 (defined benefit)— All employees of Crane Co. hired before January 1, 2006, including Messrs. Mitchell, Ellis and duPont, have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. Effective January 1, 2013 all executive officers and other employees who were participants in the pension plan receive the annual retirement benefit described in the preceding paragraph.

The annual pension benefits payable under the pension plan are equal to 1-2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years (prior to 2013) of the 10 years of service immediately preceding retirement less 1-2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $265,000 for 2016, and is subject to adjustment in future years.

Benefit Equalization Plan— The NEOs also participate in the Benefit Equalization Plan, a non-qualified, non-elective deferred compensation plan. Under the Benefit Equalization Plan, participating executives receive a benefit intended to restore retirement benefits under the Company's regular pension plan that are limited by the Internal Revenue Code cap on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. There is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. The NEOs with defined benefit accounts in this plan are Mr. Mitchell, Mr. duPont and Mr. Ellis. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants' benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this Plan to 21 senior leadership executives, including all of the NEOs.

See “Nonqualified Deferred Compensation Benefits” below regarding certain employer contributions to the Benefit Equalization Plan for the year 2013 and after.

The table below sets forth the number of years of credited service and the present value at December 31, 2016 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
M. H. Mitchell	Crane Co. Pension Plan for	9	$268,435	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	9	$658,707	—
B. L. Ellis	Crane Co. Pension Plan for	16	$394,273	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	16	$585,526	—
A. I. duPont	Crane Co. Pension Plan for	17	$793,799	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	17	$1,121,847	—
(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which, for 2016, does not permit annual retirement benefit payments to exceed the lesser of $210,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

Nonqualified Deferred Compensation Benefits

The Benefit Equalization Plan was amended effective January 1, 2014 to add a defined contribution component that restores the tax-limited portion of the non-matching company contribution under the Company’s 401(k) plan. That benefit is currently three percent of a participant’s annual salary plus bonus in excess of the Internal Revenue Code compensation limit that applies under the 401(k) plan. Contributions earn interest during a plan year at a rate equal to the average 10-year Treasury Constant Maturities for the month of December immediately preceding such plan year. The contributions become vested based on the participant’s years of service at the rate of 20% per year over five years. Vested contributions, as adjusted for interest, are payable in a lump sum cash payment six months after termination of employment.

The following table shows information about the participation by each named executive officer in the Benefit Equalization Plan with respect to this employer contribution. The named executive officers do not participate in any other defined contribution nonqualified deferred compensation plans.

2016 Nonqualified Deferred Compensation

Name	Executive Contributions in 2016 ($)	Employer Contributions in 2016 (1) ($)	Aggregate Earnings in 2016 (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
M. H. Mitchell	—	$32,681	$2,164	—	$131,433
R. A. Maue	—	$12,755	$1,064	—	$61,312
L. V. Pinkham	—	$6,864	$806	—	$43,666
B. L. Ellis	—	$17,699	$777	—	$53,184
A. I. duPont	—	$9,103	$863	—	$48,471
(1)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table.
(2)	Amounts in this column are included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following discussion describes and quantifies the benefits that each of the named executive officers would have received under a variety of circumstances, assuming that each had taken place on December 31, 2016: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed; (5) a change in control of Crane Co. takes place; and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements. Each of the named executive officers has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three year period following the change in control. The agreements are for a three year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses. All accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years (or until normal retirement) after termination. If a change in control had taken place on December 31, 2016, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to payments under this provision in the following amounts: Mr. Mitchell, $4,948,784; Mr. Maue, $2,706,191; Mr. Pinkham, $2,192,912; Mr. Ellis, $3,024,028; and Mr. duPont, $2,228,160. The Company’s best estimate of the value of the continuation for three years (or until normal retirement) of each executive’s medical coverage and other benefits is as follows: Mr. Mitchell, $77,655; Mr. Maue, $74,985; Mr. Pinkham, $19,752; Mr. Ellis, $74,241; and Mr. duPont, $53,439.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee.

Benefit Equalization Plan. Each of the named executive officers participates in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 28 and under the caption “Retirement Benefits” on page 41. Assuming their separation from service as of December 31, 2016, they would have become entitled to the following benefits under the defined benefit and defined contribution portions of the Benefit Equalization Plan, respectively: Mr. Mitchell, $658,707 and $131,433; Mr. Maue, nil and $61,312; Mr. Pinkham, nil and $43,666; Mr. Ellis, $585,526 and $53,184; and Mr. duPont, $1,121,847 and $48,471. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

Restricted Share Units. Under the terms of the Stock Incentive Plan and applicable award agreements, any unvested RSUs (including PRSUs) are generally forfeited in the event of resignation or termination, subject to the following exceptions: (i) in case of death or disability, the awards vest in full, and (ii) in case of retirement, the awards continue to vest according to schedule, subject to the executive’s compliance with a covenant not to compete. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service. Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. In case of a change in control, vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control. For PRSUs vesting in connection with a change in control, the number vesting is generally based on performance results determined through the date immediately before the change in control, except that if the change in control occurs during the first half of the performance period, the number of PRSUs vesting is based on target performance. If the then unvested RSUs (including PRSUs) owned by each of the named executive officers had become vested as of December 31, 2016, and assuming the value of Crane Co. stock to be $72.12 per share, the closing price on the last trading day of 2016, the aggregate value to each of the named executive officers would have been as follows: Mr. Mitchell, $10,677,565; Mr. Maue, $2,610,617; Mr. Pinkham, $2,470,399; Mr. Ellis, $1,692,728; and Mr. duPont, $1,721,234.

Stock Options. Under the terms of the outstanding stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, subject to the following exceptions: (i) in case of death or disability, any unvested options become immediately exercisable, and (ii) in case of retirement, the options continue to become vested and exercisable per schedule subject to compliance with a covenant not to compete with the Company. In case of a change in control, (i) for awards granted before January 2013, unvested awards become fully vested upon a termination of employment after the change in control and (ii) for awards granted in January 2013 and later, vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control. Vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant). If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2016, and assuming the value of Crane Co. stock to be $72.12 per share, the closing price on the last trading day of 2016, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Mitchell, $8,187,750; Mr. Maue, $1,839,274; Mr. Pinkham, $1,494,363, Mr. Ellis, $1,203,677; and Mr. duPont, $1,215,833.

Severance Pay. Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. Under this practice, if each of the named executive officers had been terminated as of December 31, 2016, the severance to which they would have been entitled (including the estimated value of continuation of welfare benefits) would have been as follows: Mr. Mitchell, $940,885; Mr. Maue, $535,636; Mr. Pinkham, $501,499; Mr. Ellis, $425,355; and Mr. duPont, $445,841.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement at age 65, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2016, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation	Involuntary Termination	Retirement	Death or Disability	Change in Control	Change in Control and Termination
M. H. Mitchell	$—	$940,885	$18,865,315	$18,865,315	$—	$23,891,755
R. A. Maue	$—	$535,636	$4,449,891	$4,449,891	$—	$7,231,068
L. V. Pinkham	$—	$501,499	$3,964,761	$3,964,761	$—	$6,177,425
B. L. Ellis	$—	$425,355	$2,954,102	$2,954,102	$57,696	$6,052,372
A. I. duPont	$—	$445,841	$2,937,067	$2,937,067	$—	$5,218,667

COMPENSATION OF DIRECTORS

The members of the Board of Directors, other than Mr. Mitchell, receive the following compensation:

•	A retainer of $185,000 per year, payable $70,000 in cash and $115,000 in the form of Deferred Stock Units (“DSUs”) of equivalent value; the terms of DSUs are described immediately below. Effective at the 2017 Annual Meeting, the retainer will increase to $195,000 per year, payable $75,000 in cash and $120,000 in DSUs. A director may also elect to receive 100% of the retainer in DSUs;
•	A retainer of $20,000 per year for the Chair of the Audit Committee;
•	A retainer of $15,000 for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee; and
•	A retainer of $10,000 for each member of the Audit Committee other than the Chair; $7,500 for each member of the Management Organization and Compensation Committee or the Nominating and Governance Committee other than the Chair; and $2,000 per year for each member of the Executive Committee.

No meeting fees will be paid unless the total number of meetings exceeds three more than the regularly scheduled meetings of the Board of Directors and the relevant committees. The compensation of Mr. Mitchell, who is Chief Executive Officer in addition to having been a Director since January 31, 2014, is shown in the Summary Compensation Table on page 33.

Mr. Evans, the non-executive Chairman of the Board, receives the same annual retainer as a non-employee director plus an incremental retainer of $100,000, payable in cash (or 100% in DSUs at the election of the Chairman), pursuant to an agreement under which the Company also provides him with an office, office assistant and technical support. Effective at the 2017 Annual Meeting, the incremental retainer will increase to $110,000. The Company also has a time-sharing agreement with Mr. Evans under which he is permitted personal use of the corporate aircraft, for which he reimburses the Company the aggregate incremental cost. See “Other Agreements and Information—Use of Company Aircraft” on page 55.

Deferred Stock Units (“DSUs”) are issued each year as of the date of the Annual Meeting; are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control; and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2016, each non-employee director received DSUs pursuant to this plan: Mr. Evans received 5,033 DSUs, two directors who had elected to receive the entire retainer in DSUs each received 3,267 DSUs, and the remaining non-employee directors each received 2,031 DSUs.

Director Compensation in 2016

The following table shows the compensation in 2016 of all directors except for Mr. Mitchell, our Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 33. Mr. R.S. Forté retired from the Board in April 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
M. R. Benante	$86,667	$118,111	$204,778
E. T. Bigelow	$99,667	$132,455	$232,122
D. G. Cook	$97,708	$132,455	$230,163
R. S. Evans	$—	$300,977	$300,977
R. S. Forté	$28,333	$52,456	$80,789
R. C. Lindsay	$8,125	$195,159	$203,284
P. R. Lochner, Jr.	$94,792	$139,702	$234,494
E. McClain	$94,792	$122,347	$217,139
J. M. Pollino	$94,792	$122,347	$217,139
P. O. Scannell	$5,625	$126,612	$132,237
J. L. L. Tullis	$92,083	$132,455	$224,538
(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of DSUs made during the indicated year. Awards of DSUs during 2016, all pursuant to the 2013 Stock Incentive Plan (together with any predecessor equity compensation plans of the Company, the “Stock Incentive Plan”), were as follows:
•	2,031 DSUs to each of Messrs. Benante, Bigelow, Cook, Lochner and Tullis, and Ms. McClain and Ms. Pollino; 3,267 DSUs to Mr. Lindsay and Mr. Scannell; and 5,033 DSUs to Mr. Evans on April 26 in connection with the Annual Meeting;
•	An aggregate of 320.32 additional DSUs to each of Messrs. Bigelow, Cook and Tullis; 323.99 additional DSUs to Mr. Evans; 206.85 additional DSUs to Mr. Lindsay; 445.23 additional DSUs to Mr. Lochner; 146.19 additional DSUs to Ms. McClain and Ms. Pollino; 80.86 additional DSUs to Mr. Scannell; and 73.16 additional DSUs to Mr. Benante, all in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 10 and December 10; and
•	91.60 DSUs to Mr. Forté in connection with the payment of a regular quarterly dividend on Crane Co. stock on March 10, 2016.

The grant date fair value of each DSU granted on April 26, 2016 was $57.08.

At December 31, 2016, each non-employee director held DSUs as follows:

Mr. Benante	4,029.61
Mr. Bigelow	15,605.91
Gen. Cook	15,605.91
Mr. Evans	16,666.39
Mr. Lindsay	10,656.25
Mr. Lochner	21,454.20
Ms. McClain	7,448.26
Ms. Pollino	7,448.26
Mr. Scannell	4,820.09
Mr. Tullis	15,605.91

The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February [27], 2017.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis at page 28. Directors also receive a majority of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the Stock Incentive Plan. Beneficial ownership of stock by the non-executive directors and nominees, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors, nominees and executive officers of Crane Co. as a group as of January 31, 2017 is as follows:

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Owned Directly or Beneficially (1)	Stock Options, Deferred Stock Units and Restricted Share Units Which Have Vested or Will Vest Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned (2)	Percent of Class	Share Units Under Incentive Stock Plans Vesting After 60 Days (3)
Common Stock	M. R. Benante	—	4,030	—	4,030	*	—
	E. T. Bigelow	27,160	21,604	—	48,764	*	—
	D. G. Cook	2,725	17,104	—	19,829	*	—
	R. S. Evans	448,984	16,666	—	465,650	*	—
	R. C. Lindsay	—	10,656	—	10,656	*	—
	P. R. Lochner, Jr.	350	23,451	—	23,801	*	—
	E. McClain	—	7,448	—	7,448	*	—
	M. H. Mitchell	119,938	282,375	2,605	404,918	*	—
	J. M. Pollino	—	7,448	—	7,448	*	—
	P. O. Scannell	—	4,758	—	4,758	*	—
	J. L. L. Tullis	585	25,604	—	26,189	*	—
	R. A. Maue	43,530	57,322	1,562	102,414	*	5,757
	L. V. Pinkham	19,611	44,342	443	64,396	*	8,035
	B. L. Ellis	148,843	35,475	6,963	191,281	*	3,599
	A. I. duPont	95,246	45,628	5,001	145,875	*	3,629
	Other Executive Officers (7 persons)	82,644	212,872	29,154	324,670	*	19,920
	Total—Directors,
	Nominees and Executive Officers as a Group (22 persons)	989,616	816,783	45,728	1,852,127	3.1%	40,940
*	Less than one percent.
(1)	Includes Crane Co. shares which are owned directly; shares which are owned by trusts or by family members and are attributable to the director or officer pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934; and 800 shares of retirement-based restricted stock held by Mr. Ellis, which are subject to vesting as shown in footnote 2 to the 2016 Outstanding Equity Awards at Fiscal Year-End table on page 39, and are subject to forfeiture if established service conditions are not met.
(2)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co. below); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of xxx,xxx shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. Maue, Mr. duPont and Mr. J. A. Lavish, all of whom are executive officers of Crane Co., are the trustees of The Crane Fund. Mr. Maue, Mr. duPont, Mr. Lavish and Mr. C. A. Baron, Jr., all of whom are executive officers of Crane Co., and Ms. T.A. Pelton, are the trustees of the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of January 31, 2017, employees and former employees of Crane Co. held approximately x,xxx,xxx shares of Common Stock in the Crane Co. Savings and Investment Plan.
(3)	Includes time-based RSUs vesting more than 60 days after the Record Date, which are subject to vesting as shown in footnote 2 to the 2016 Outstanding Equity Awards at Fiscal Year-End table on page 39, and are subject to forfeiture if established service conditions are not met. Performance-based RSUs, which will vest, if at all, on December 31, 2017 and December 31, 2018, are not included.

PRINCIPAL STOCKHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on January 31, 2017.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.3%

Common Stock	UBS Group AG Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	4,767,033	(2)	8.2%

Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,200,012	(3)	7.2%

Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	3,882,863	(4)	6.7%

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,795,339	(5)	6.5%
(1)	The Crane Fund, a trust established for the benefit of former employees in need, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, J.A. Lavish and R.A. Maue, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.
(2)	As reported in a Schedule 13G filed February 7, 2017 by UBS Group AG, giving information on shareholdings as of December 31, 2016. According to the Schedule 13G, UBS Group AG, a bank as defined in Section 3(a)(6) of the Securities Act of 1933, has shared voting power and shared dispositive power over 4,767,033 shares of Crane Co. stock.
(3)	As reported in a Schedule 13G filed February 10, 2017 by The Vanguard Group, giving information on shareholdings as of December 31, 2016. According to the Schedule 13G, The Vanguard Group, an investment adviser, has sole voting power over 29,671 shares, shared voting power over 5,199 shares, sole dispositive power over 4,167,455 shares, and shared dispositive power over 32,557 shares of Crane Co. stock.
(4)	The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Investors, Inc. et al. (2,735,263 shares) and Gabelli Funds, LLC (1,147,600 shares) in Form 13F filings giving information on shareholdings as of December 31, 2016. According to documents previously filed with the Securities and Exchange Commission, Gabelli Funds, LLC is an investment adviser registered under the Investment Advisers Act of 1940, and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange—listed asset management and financial services company.
(5)	As reported in a Schedule 13G filed January 23, 2017 by BlackRock, Inc., giving information on shareholdings as of December 31, 2016. According to the Schedule 13G BlackRock, Inc. has sole voting power over 3,617,850 shares, and sole dispositive power over 3,795,339 shares, of Crane Co. stock.

CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making both at the Board and management level, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/GovernanceGuidelines.

Board Leadership Structure.   Our Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be held by different individuals, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. These leadership roles are filled separately by our non-executive Chairman of the Board, R.S. Evans, and by our Chief Executive Officer, Max H. Mitchell. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-executive Chairman of the Board, which is incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

•	Provide leadership to the Board and ensure that each director is making an appropriate contribution;
•	Guide the Board’s discharge of its duties, including reviewing corporate strategy monitoring risk management and compliance activities and evaluating senior management performance and succession planning;
•	Chair meetings of the Board of Directors and the Annual Meeting of Stockholders;
•	Organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and
•	Conduct a performance evaluation of the Board.

The Board believes this leadership structure has afforded the Company an effective combination of management and non-management experience, continuity and independence that has served the Board and the Company well.

Board Role in Oversight of Risk.   The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management and compliance, including regular reports on any violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Chief Audit Executive, has regular independent communications with the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of his reports on the Committee’s meetings and activities. In addition, the Management Organization and Compensation Committee of the Board has established a process for assessing the potential that the Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company. The conclusions of this assessment are set forth in the Compensation Discussion and Analysis under the heading “Compensation Risk Assessment” on page 31. In addition, the Board receives an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures and other matters.

Conflicts of Interest; Transactions with Related Persons.   Crane Co. has established two Conflict of Interest Policies: CP-103, to which all officers and salaried employees are subject, and CP-103D, to which non-employee directors are subject. Those who are subject to the policies are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his discretion refer the question to the Nominating and Governance Committee, which will review the facts and make a recommendation to the Board. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 or CP-103D, as applicable, and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which the director or officer or any member of his or her family has a direct or indirect material interest. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable Securities and Exchange Commission rules.

Attendance.   The Board of Directors met eight times during 2016. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2016 Annual Meeting.

Executive Sessions of Non-Management Directors.   Three of the meetings of the Board during 2016 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.   The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the cash portion of the annual retainer for directors, currently $75,000. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

Stockholder Communications with Directors.   The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, stockholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.   No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•	The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.
•	The director is an employee, or the director’s immediate family member is an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

•	The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.
•	The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who personally works on the audit of Crane Co. at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.
•	The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.
•	The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent. In addition, the Nominating and Governance Committee reviews all charitable contributions in excess of $10,000 by the Company or its affiliated Crane Fund for Widows and Children or Crane Foundation to any organization for which a director or his or her spouse or other immediate family member serves as a trustee, director or officer or in any similar capacity. There were no such contributions in 2016.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, including our chief executive officer, chief financial officer and controller, are available on our website at www.craneco.com/governance. Crane Co. intends to satisfy any disclosure requirements concerning amendments to, or waivers of, the Code of Ethics by posting such information at that website address.

Independence of Directors.   The Nominating and Governance Committee has reviewed whether any of the directors, other than Mr. Mitchell, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, stockholder or officer of an organization that has a relationship with Crane Co.) and, as such, would be reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee and the Management Organization and Compensation Committee, the additional requirements under Section 10A and 10C, respectively, of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that, other than Mr. Mitchell, all of Crane Co.’s current directors and all persons who served as a director of Crane Co. at any time during 2016 are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Mitchell is Chief Executive Officer of Crane Co.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above and determined that there were no transactions that were likely to affect the independence of any director’s judgment.

Committees of the Board; Charters

The Board of Directors has established an Audit Committee, a Management Organization and Compensation Committee and a Nominating and Governance Committee. Copies of the charters of these committees are available on our website at www.craneco.com/CharterAudit; www.craneco.com/CharterCompensation and www.craneco.com/CharterNominating, respectively. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The memberships of these committees during 2016 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• M. R. Benante
• R. S. Evans (Chair)	• E. T. Bigelow (Chair)
• M. H. Mitchell	• P. R. Lochner, Jr.
• E. McClain
• J. M. Pollino
Management Organization and Compensation Committee:	Nominating and Governance Committee:
• D. G. Cook	• D. G. Cook (Chair, from April)
• R. C. Lindsay	• R. S. Forté (Chair, to April)
• J. M. Pollino	• P. R. Lochner, Jr.
• J. L. L. Tullis (Chair)	• E. McClain
• P. O. Scannell (from April)

Mr. R. S. Forté retired from the Board of Directors in April 2016.

Audit Committee.   The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met eight times in 2016. The Audit Committee’s report appears beginning on page 12.

All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that each of Mr. Benante, Mr. Bigelow, Ms. McClain and Ms. Pollino is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Management Organization and Compensation Committee.   The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; approving the compensation of other executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and stock incentive plan; reviewing and approving any significant changes in or additions to compensation policies and practices; and reviewing management development and succession planning policies.

All members of the Management Organization and Compensation Committee meet the independence requirements of the New York Stock Exchange. The Management Organization and Compensation Committee met five times in 2016. The Management Organization and Compensation Committee’s report appears on page 32.

Nominating and Governance Committee.   The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. All members of the Nominating and Governance Committee meet the independence requirements of the New York Stock Exchange. The Nominating and Governance Committee met five times in 2016.

Executive Committee.   The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee did not meet during 2016.

Director Nominating Procedures

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.   Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as a chief executive officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by stockholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Stockholders.   In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. A stockholder proposing to nominate a director must provide us with the following information about the nominating stockholder and the director nominee, and must update such information as of the record date for the meeting:

•	the number of shares of Company stock, including details regarding any derivative securities, held by the nominating stockholder and the director nominee and any of their respective affiliates or associates;
•	a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings;
•	a description of any agreement with respect to compensation as a director from any person other than Crane Co., including a representation that there are no other understandings;
•	a representation that the director nominee will comply with all publicly disclosed Board policies, including those relating to confidentiality;
•	a completed questionnaire similar to the one required of existing directors, a copy of which the Corporate Secretary will provide upon request;
•	a description of any material interest the nominating stockholder has in any such nomination; and
•	any other information about the proposed candidate that would, under the Securities and Exchange Commission’s proxy rules, be required to be included in our proxy statement if the person were a nominee.

Such notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Any stockholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 25, 2017, and no later than January 24, 2018.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the person, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the person. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a prospective candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy

Our By-Laws provide that nominees for director and directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements. Crane Co. has entered into indemnification agreements with Mr. Mitchell, each other director, Messrs. Maue, Pinkham, Ellis, and duPont, and the seven other executive officers of Crane Co., the form of which was approved by stockholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Use of Company Aircraft. Crane Co. has entered into time share agreements with Mr. Evans and Mr. Mitchell regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under the agreements, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight. The agreement with Mr. Evans provides that he pay the aggregate incremental cost of aircraft operation. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee. The agreement with Mr. Mitchell provides that he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. During 2016, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Mitchell, less amounts paid by them under the time share agreements, was $0 and $84,157, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2016, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time, except that one filing for each of Messrs. Baron, Craney, Curran, duPont, Ellis, Lavish, Maue, Mitchell, Pantaleoni, Pinkham, Salovaara and Switter, reporting vesting of PRSUs and grants of stock options, TRSUs and PRSUs, was filed after the cutoff time on the January 27th due date and received a filing date of January 28th.

MISCELLANEOUS MATTERS

Solicitation of Proxies. Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $17,000 plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities, and will be reimbursed for their reasonable expenses in forwarding such material.

Next Annual Meeting; Shareholder Proposals. The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2018 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November   , 2017. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2018 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 25, 2017 and no later than January 24, 2018. If we do not receive notice by that date, then such proposals may not be presented at the 2017 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

Appendix A

PROPOSED AMENDMENTS TO
CRANE CO. CERTIFICATE OF INCORPORATION

ARTICLE V

Board of Directors

Section 2.   Election and Terms. The directors ~~shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1986 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1987 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1988 Annual Meeting of Stockholders. At~~elected at each Annual Meeting of Stockholders~~, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding~~ beginning with the 2017 Annual Meeting of Stockholders ~~after their election.~~shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. Each director elected prior to the Annual Meeting of Stockholders held in 2017, for a term expiring after the 2017 Annual Meeting of Stockholders, shall continue to serve for the remainder of the original term for which each such director was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 3.   Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, even if less than a quorum, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders ~~at which the term of the class to which they have been~~and until their successors are duly elected ~~expires~~and qualified, or until their earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4.   Removal. Any director~~, or the entire Board of Directors,~~ elected at or after the 2017 Annual Meeting of Stockholders may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class. Any director elected prior to the 2017 Annual Meeting of Stockholders may be removed from office at any time, but only ~~for~~with cause and only, by the affirmative vote of the holders of at least two-thirds of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class.

AS AMENDED:

ARTICLE V

Board of Directors

Section 2.   Election and Terms. The directors elected at each Annual Meeting of Stockholders beginning with the 2017 Annual Meeting of Stockholders shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. Each director elected prior to the Annual Meeting of Stockholders held in 2017, for a term expiring after the 2017 Annual Meeting of Stockholders, shall continue to serve for the remainder of the original term for which each such director was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 3.   Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, even if less than a quorum, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

A-1

Section 4.   Removal. Any director elected at or after the 2017 Annual Meeting of Stockholders may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class. Any director elected prior to the 2017 Annual Meeting of Stockholders may be removed from office at any time, but only with cause, by the affirmative vote of the holders of at least two-thirds of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class.

A-2

CRANE

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Daylight Time on April 24, 2017, except as set forth on the reverse with respect to Crane Co. Savings and Investment Plan shares.

Vote by Internet

- Go to **www.investorvote.com/cr**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 1, 3 and 4, and FOR ANNUAL frequency of say-on-pay voting by stockholders.

+

	For	Against	Abstain
1. Approval of Amendments to the Company's Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐

2. Election of Directors:

	For	Against	Abstain
01 - E. Thayer Bigelow	☐	☐	☐
02 - Philip R. Lochner, Jr.	☐	☐	☐
03 - Max H. Mitchell	☐	☐	☐

	For	Against	Abstain
3. Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2017.	☐	☐	☐
4. Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
5. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 3 1 6 5 1 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

02IXFB

CRANE

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 1, 3 and 4, and FOR ANNUAL frequency of say-on-pay voting by stockholders.

	For	Against	Abstain
1. Approval of Amendments to the Company's Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐

2. Election of Directors:

	For	Against	Abstain
01 - E. Thayer Bigelow	☐	☐	☐
02 - Philip R. Lochner, Jr.	☐	☐	☐
03 - Max H. Mitchell	☐	☐	☐

	For	Against	Abstain
3. Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2017.	☐	☐	☐
4. Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
5. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 1 6 5 1 1 2

02IXGB

INVESTOR INFORMATION

Visit our web site at **www.craneco.com** where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking "Investors" and then "Email Signup" at **www.craneco.com**. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor.

You can locate your account number on your stock certificate, dividend check or plan statement.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CRANE

Proxy — Crane Co.

Annual Meeting of Stockholders April 24, 2017
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. I. duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2017 at the Annual Meeting of Stockholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 24, 2017 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 17, 2017 it will be treated as directing the Plan's Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposals 1, 3 and 4, and FOR ANNUAL frequency of say-on-pay voting by stockholders.